Exhibit 99.1

March 17, 2022

Metals Acquisition Corp. to Acquire the CSA Copper Mine from Glencore

•	Definitive sale and purchase agreement entered into with Glencore Operations Australia Pty Limited, a wholly-owned subsidiary of Glencore plc (“Glencore”), for the acquisition of the CSA Copper Mine (“CSA” or “CSA Copper Mine”) in New South Wales, Australia

•	CSA is an established, high-grade producing copper mine that is expected to produce more than 40kt of copper in 2022 with an estimated current mine life of over 15 years[1]

•	Purchase price of:

‒	US$1,100 million, of which Glencore will subscribe for $50m of equity; plus

‒	a 1.5% copper net smelter royalty (“NSR”) to Glencore,

•	Purchase price implies a 4.5x multiple of 2022E EBITDA[2]

•	Near-term opportunities identified to add significant value via cost reductions and mine life extension

Transaction Overview

Metals Acquisition Corp. (NYSE: MTAL.U) (“MAC”) today announced that it has entered into a definitive sale and purchase agreement (“Transaction Agreement”) with Glencore to acquire CSA for total consideration of US$1,100 million (consisting of US$1,050 million of cash and US$50 million of common equity) plus a 1.5% copper NSR (the “Transaction”). The Transaction will be effected by the acquisition by MAC’s 100%-owned subsidiary, Metals Acquisition Corp. (Australia) Pty Ltd, of the issued share capital of Cobar Management Pty Limited, a 100%-owned Glencore subsidiary which owns CSA.

Mick McMullen, MAC CEO, said: "The acquisition of CSA represents a strong strategic fit for MAC. Our management team’s operational expertise, understanding of regional operations and relationships with local stakeholders uniquely position us to identify and realize the full potential value of the asset. CSA also provides us with an ideal cornerstone asset with which to establish a high-quality, mid-tier base metals portfolio.

1 Based on management estimates.

2 2022E EBITDA based on management estimates, using market offtake terms, forward curve commodity prices at March 15, 2022 and assuming full year ownership. Actual results may vary based on date of deal completion. Copper price hedges for 30% of production for the first 3 years expected to be in place (actual forward curve at time of deal completion may vary). See “Use of Projections and Non-GAAP Measures.”

“We believe that copper has favorable fundamentals that will continue to support an elevated copper price. Copper is expected to play a key role in the global energy transition “megatrend”, with approximately 1 million tonnes per annum of new supply required from 2024 onwards in order to meet the surging demand forecast. With few new projects globally in the pipeline, increasing permitting issues and jurisdictional risk, and declining copper grades across the industry, we believe that there are significant challenges ahead to close the projected supply deficit.”

CSA is a producing, high-grade, long-life, underground copper mine located in the Tier 1 mining jurisdiction of western New South Wales, Australia. CSA has been in operation since 1967 and has a strong ESG track record.

In 2021, CSA produced 41kt of payable copper and 459koz of payable silver, with normalised C1 cash cost of US$1.72 per pound of copper.3 During the due diligence process, MAC identified multiple opportunities to optimize the operation, which could improve payable copper production and reduce the C1 cash cost. CSA has a current estimated mine life of over 15 years4, and MAC has identified opportunities to further extend it, subject to exploration success. CSA will benefit from approximately US$130 million of recent capital investment expected prior to Transaction completion.

The US$1,100 million purchase price implies a 4.5x multiple of 2022E EBITDA.5

The Transaction has been unanimously approved by the Board of Directors of MAC, and is expected to be completed in 2022, subject to the approval of MAC’s shareholders and other customary closing conditions, including regulatory approvals.

3 Normalised for realisation costs consistent with management estimates in the forecast period (including treatment charges and refining charges).

4 Based on management estimates.

5 2022E EBITDA based on management estimates, using market offtake terms, forward curve commodity prices at March 15, 2022 and assuming full year ownership. Actual results may vary based on date of deal completion. Copper price hedges for 30% of production for the first 3 years expected to be in place (actual forward curve at time of deal completion may vary). See “Use of Projections and Non-GAAP Measures.”

Transaction Funding6

The US$1,100 million purchase price and associated US$50 million of required working capital and transaction costs (US$1,150 million total) is expected to be funded through a combination of:

•	US$465 million of debt facilities and silver streaming agreements as follows:

‒	US$375 million underwritten senior secured debt facility from Citibank N.A. and Commonwealth Bank of Australia, comprising a US$350 million acquisition term loan and US$25 million revolving credit facility for working capital[7];

‒	US$90 million silver streaming agreement with a subsidiary of Osisko Gold Royalties Ltd (“OGR”)

•	US$175 million mezzanine convertible debt facility led by Sprott Resource Lending Corp. and investors (collectively “Sprott”);

•	US$41.75 million equity, including US$25 million from Sprott, US$15 million from OGR and US$1.75 million from Mr. McMullen and Mr. Crouse;

•	US$50 million of common equity paid to Glencore (included in US$1,100 million purchase price); and

•	US$418.25 million to be sourced from a combination of US$265 million cash in trust (subject to share redemptions), new equity and alternative sources.[8]

Advisors

Citi is serving as financial advisor and Squire Patton Boggs and Paul Hastings LLP are serving as legal advisors to MAC. Citigroup Global Markets Inc., Canaccord Genuity, and Ashanti Capital Pty Ltd have been engaged as placement agents in connection with an equity raise.

Further Information

Additional information about the Transaction, including a copy of the Transaction Agreement and an investor presentation, will be included in a Current Report on Form 8-K to be filed by MAC with the SEC and available at www.sec.gov.

Investor Conference Call

MAC will host an investor conference call to discuss the Transaction on Thursday, March 17, 2022 at 10:30am ET. All interested parties may listen by selecting the webcast link.

https://edge.media-server.com/mmc/p/h2vkhgsv

Parties who wish to participate in the webcast via teleconference may dial (833) 945-2473, or parties outside of the U.S. may dial (706) 634-7494. The conference ID number is 7576184. An audio-only replay will be available for replay after the call's completion. To access the recording, please dial (855) 859-2056 or, within the U.S. only, (404) 537-3406, and when prompted for the conference ID, enter 7576184.

6 Subject to significant conditions, including negotiation of binding documentation.

7 Revolving working capital facility available at financial close, it can not be used for acquisition funding or associated costs.

8 To the extent redemptions are higher than expected, additional new equity and alternative sources of funding would need to be secured.

About Metals Acquisition Corp.

MAC was formed as a blank check company for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company is led by Mick McMullen (Chief Executive Officer), Jaco Crouse (Chief Financial Officer) and Dan Vujcic (Chief Development Officer). The Company is focused on green-economy metals and mining businesses in high quality, stable jurisdictions.

Important Information About the Proposed Business Combination and Where to Find It

In connection with the proposed business combination, MAC intends to file a preliminary and definitive proxy statement with the SEC. MAC's shareholders and other interested persons are advised to read, when available, the preliminary proxy statement and the amendments thereto and the definitive proxy statement as well as other documents filed with the SEC in connection with the proposed business combination, as these materials will contain important information about CSA, MAC and the proposed business combination. When available, the definitive proxy statement and other relevant materials for the proposed business combination will be mailed to shareholders of MAC as of a record date to be established for voting on, among other things, the proposed business combination. Shareholders will also be able to obtain copies of the preliminary proxy statement, the definitive proxy statement, and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC's website at www.sec.gov, or by directing a request to: Investors@soa-corp.com. The information contained on, or that may be accessed through, the websites referenced in this communication is not incorporated by reference into, and is not a part of, this communication.

Participants in the Solicitation

MAC and its directors and executive officers may be deemed participants in the solicitation of proxies from MAC's shareholders with respect to the business combination. MAC stockholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of MAC in MAC’s final prospectus filed with the SEC on July 30, 2021 in connection with MAC’s initial public offering. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to MAC’s shareholders in connection with the proposed business combination will be set forth in the proxy statement for the proposed business combination when available. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed business combination will be included in the proxy statement that MAC intends to file with the SEC.

Use of Projections and Non-GAAP Measures

This press release contains projected financial information with respect to the combined company, namely the CSA Copper Mine’s projected EBITDA for 2022. Such projected financial information constitutes forward-looking information and is for illustrative purposes only, and should not be relied upon as necessarily being indicative of future results. The assumptions and estimates underlying such projected financial information are inherently uncertain and are subject to a wide variety of significant business, economic, competitive and other risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information. Actual results may differ materially from the results contemplated by the projected financial information contained in this press release, and the inclusion of such information in this press release should not be regarded as a representation by any person that the results reflected in such projections will be achieved. The independent auditors of MAC have not audited, reviewed, compiled, or performed any procedures with respect to the projections for the purpose of their inclusion in this press release, and accordingly, did not express an opinion or provide any other form of assurance with respect thereto for the purpose of this press release. Some of the financial information and data contained in this press release, such as EBITDA, have not been prepared in accordance with United States generally accepted accounting principles (“GAAP”). EBITDA is defined as net earnings (loss) before interest expense, income tax expense (benefit), depreciation and amortization. MAC believes these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the CSA Copper Mine’s financial condition and results of operations. MAC believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating projected operating results and trends. MAC’s method of determining these non-GAAP measures may be different from other companies' methods and, therefore, may not be comparable to those used by other companies and MAC does not recommend the sole use of these non-GAAP measures to assess its financial performance. Management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in MAC’s financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management intends to present non-

GAAP financial measures in connection with GAAP results. MAC is not providing a reconciliation of projected EBITDA for future years to the most directly comparable measure prepared in accordance with GAAP because MAC is unable to provide this reconciliation without unreasonable effort due to the uncertainty and inherent difficulty of predicting the occurrence, the financial impact, and the periods in which the adjustments may be recognized. For the same reasons, MAC is unable to address the probable significance of the unavailable information, which could be material to future results.

Forward Looking Statements

This press release includes “forward-looking statements”. MAC’s actual results may differ from expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, MAC’s expectations with respect to future performance of the CSA Copper Mine and anticipated financial impacts and other effects of the proposed business combination, the satisfaction of the closing conditions to the proposed transaction and the timing of the completion of the proposed transaction. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from those discussed in the forward-looking statements. Most of these factors are outside MAC’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the occurrence of any event, change, or other circumstances that could give rise to the termination of the Transaction Agreement; the outcome of any legal proceedings that may be instituted against MAC following the announcement of the Transaction Agreement; the inability to complete the proposed transaction, including due to failure to obtain approval of the shareholders of MAC, certain regulatory approvals, or satisfy other conditions to closing in the Transaction Agreement; the occurrence of any event, change, or other circumstance that could give rise to the termination of the Transaction Agreement or could otherwise cause the transaction to fail to close MAC’s inability to secure the expecting financing for the consideration under the Transaction Agreement; the inability to obtain or maintain the listing of MAC’s shares following the proposed transaction; the risk that the proposed transaction disrupts current plans and operations as a result of the announcement and consummation of the proposed business combination; the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things; the supply and demand for copper; the future price of copper; the timing and amount of estimated future production, costs of production, capital expenditures and requirements for additional capital; cash flow provided by operating activities; unanticipated reclamation expenses; claims and limitations on insurance coverage; the uncertainty in mineral resource estimates; the uncertainty in geological, metallurgical and geotechnical studies and opinions; infrastructure risks; and dependence on key management personnel and executive officers; and other risks and uncertainties indicated from time to time in the final prospectus of MAC for its initial public offering and the proxy statement relating to the proposed business combination, including those under “Risk Factors” therein, and in MAC’s other filings with the SEC. MAC caution that the foregoing list of factors is not exclusive. MAC caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. MAC do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

More information on potential factors that could affect MAC’s or CSA’s financial results is included from time to time in MAC’s public reports filed with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K as well as the preliminary and the definitive proxy statements MAC intends to file with the SEC in connection with MAC’s solicitation of proxies for the meeting of stockholders to be held to approve, among other things, the proposed business combination. If any of these risks materialize or MAC’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that MAC does not presently know, or that MAC currently believes are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect MAC’s expectations, plans or forecasts of future events and views as of the date of this communication. MAC anticipates that subsequent events and developments will cause its assessments to change. However, while MAC may elect to update these forward-looking statements at some point in the future, MAC specifically disclaims any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing MAC’s assessment as of any date subsequent to the date of this communication. Accordingly, undue reliance should not be placed upon the forward-looking statements.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed business combination. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

Contacts

Mick McMullen

Chief Executive Officer

Metals Acquisition Corp.

+1 (817) 698-9901

Dan Vujcic

Chief Development Officer

Metals Acquisition Corp.

+44 7825 090950